PARTICIPATION AGREEMENT
DATED
MARCH 27, 1998
AMONG
ALLIANCE EGYPTIAN NATIONAL EXPLORATION COMPANY
-AND- GHP EXPLORATION (EGYPT), LTD. -AND- GHP EXPLORATION
CORPORATION


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PARTICLPATION AGREEMENT
THIS AGREEMENT MADE AS OF THE 27TH DAY OF MARCH, 1998.

BETWEEN:
ALLIANCE EGYPTIAN NATIONAL EXPLORATION COMPANY, A CAYMAN ISLAND CORPORATION HAVING AN OFFICE IN THC CITY OF NASSAU,
IN THE BAHAMAS (HEREINAFTER CALLED "ALLIANCE")
-AND-
GHP EXPLORATION CORPORATION, a YUKON TERRITORY CORPORATION HAVING AN
OFFICE IN THE CITY OF HOUSTON, in THC STATE OF TEXAS, U.S.A.
(HEREINAFTER CALLED "GHP")
-AND-
GHP EXPLORATION (EGYPT), LTD., a Bermuda corporation having an office in the City of Houston, in the State of Texas, U.S.A. (hereinafter called "GHP Egypt")

WHEREAS Alliance has become a party to a Concession Agreement originally between the Government, The Egyptian General Petroleum Corporation ("EGPC") and National Exploration Company (the "Concession Agreement") with Alliance's interest in the Concession Agreement ratified by the Government on September 22, 1997;

AND WHEREAS by Deed of Assignment dated September 23, 1997, a 100% working interest in the Concession was formally deeded to Alliance;

AND WHEREAS Alliance and GHP seek to jointly explore, deve1op and produce Hydrocarbons in the Concession Area and by this Agreement seek to define and establish their respective participating interests in the Concession and in the rights and obligations contained in and under the Concession Agreement;

NOW THEREFORE, in consideration of thc premises and mutual covenants, agreements and obligations set out below and to be performed, the Parties agree as follows:

ARTICIE I DEFINITIONS

1. 1 "AFFILIATE" means a company, partnership or other legal entity which controls, or is controlled by, or which is controlled by an entity which controls, a Party. Control means the ownership, directly or indirectly, of fifty percent (50%) or more of the voting rights in a company, partnership or legal entity.

1.2 "AGREEMENT" means this agreement, together with the Appendices attached to this agreement and any extension, renewal or amendment hereof agreed to in writing by the Parties.

1.3 "BUSINESS DAY" means any day other than a Saturday, Sunday or statutory ho1iday on which chartered banks in Houston, Texas are closed.

1.4 "CLOSING DATE" means the date that this Agreement is executed and delivered by the Parties scheduled to occur on or about March 27, 1998 or such earlier or later date as the Parties sha11 agree upon.

1.5 "COMMON SHARES" means the common shares in the capital of GHP to be issued to accordance with subparagraph 2.1(b);

1.6 "CONCESSION" means the rights held by Alliance pursuant to the Concession Agreement or otherwise, for the exploration, development and production of Hydrocarbons in thc Concession Area.

1.7 "CONCESSION AREA" means the area described as Central Sinai Concession, Block G and specified in the Concession Agreement, as such area may vary from time to time during the validity of the Concession Agreement.

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1.8 "G&A COSTS" means indirect charges; as contemplated in Section 3.1 of thc
Accounting Procedure attached to the Operating Agreement, including, without limitation, administrative overhead costs, salaries of support personnel, office rent, utilities, insurance, business taxes, telephone costs, fax, printing, stationary, use of computer facilities and technica1 equipment and other similar overhead costs that provide a real benefit to joint operations.

1.9 "GOVERNMENT" means the government of thc Arab Republic of Egypt and any political subdivision or agency or instrumentality thereof.

1.10 "HYDROCARBONS" means all substances including liquid and gaseous hydrocarbons which are subject to and covered by thc Concession Agreement.

1.11 "INITIAL EXPLORATION PERIOD" has the meaning ascribed to that term in
Article III (b) of the Concession Agreement.

1.12 "INITIAL EXPLORATION WORK BUDGET" means the aggregate of costs and expenses, including G&A Costs, incurred in conducting the Initial Exploration Work Program.

1.13 "INITIAL EXPLORATION WORK PROGRAM" means those work and/or expenditure obligations specified in the Concession Agreement which must be performed during the Initial Exploration Period in order to satisfy the obligations of the Concession Agreement.

1.14 "OPERATING AGREEMENT" means the operating agreement in the form of the AIPN Model Form of International Operating Agreement and Accounting Procedure to be negotiated and entered into by thc Parties in accordance with Article IV.

1.15 "OPERATOR" means "Operator" under the Operating Agreement.

1.16 "PARTICIPATING INTEREST" means the percentage undivided working interest of each party in the rights and obligations derived under this Agreement, the Operating Agreement and of the "Contractor" under the Concession Agreement as set forth in Section 3.1.

1.17 "PARTY OR PARTIES" means, respectively, one or all of the Parties to this Agreement and any respective permitted successors or assigns.

ARTICLE II EARNING OBLIGATIONS

2.1 From and after the Closing Date, GHP Egypt shall have earned an undivided twenty-five percent (25%) working interest in the Concession Agreement (the "GHP Interest") subject to, and provided that GHP and GHP Egypt fulfill their respective obligations set out below:

(a) On the Closing Date, GHP Egypt shall pay to Alliance U.S. $500,000 by way of bank draft or wire transfer, as Alliance may direct.

(b) On the Closing Date, subject to thc provisions of Schedule 7.3 and any relevant securities laws, ru1es and policies. GHP sha11 issue in the name of Alliance or its Affiliate that number of Common Shares in the capital of GHP having a market value on the Closing Date equal to U.S. $500,000. The Common Shares shall be issued at a price equal to the weighted average closing price of Common Shares of GHP for the twenty (20) trading days immediately prior to the Closing Date.

(c) GHP Egypt shall pay forty percent (40%) of the Initial Exploration Work Budget until the earlier of: (i) the completion of the Initial Exploration Work Program; or


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(ii) the Initial Exploration Work Budget equals U..S. $8,000,000; from and after which time GHP Egypt shall pay twenty-five percent (25%) of all costs and expenses associated with activities conducted by the Operator in thc Concession Area.

(d) Notwithstanding subparagraph 2.I(c), during each year of the Initial Exploration Period, GHP Egypt shall pay forty percent (40%) of the G&A Costs until the G&A Costs equal U.S. $650,000 for such year, from and after which time GHP Egypt shall pay twenty-five percent (25%) of all further G&A Costs associated with activities conducted by the Operator in the Concession Area during that particular year.

(e) On the Closing Date, GHP Egypt shall pay to Bennett Jones Verchere, in trust. U.S. $250,000 by way of bank draft or wire transfer (the "Escrowed Monies") for the benefit of Alliance which Escrowed Monies shall, in addition to the forfeiture contemplated in Section 3.3, be forfeited to Alliance, as a genuine pre-estimate of liquidated damages and not a penalty, in the event that GHP Egypt fails to pay any cash call, authorization for expenditure or invoice issued by the Operator for GHP Egypt's share of the costs and expenses incurred in conducting the Initial Exploration Work Program. The Escrowed Monies shall be released to GHP Egypt upon GHP Egypt posting a letter of guarantee in the amount of U.S. $2,400,000 (the "GHP Guarantee"), in favour of the Government, in a form contemplated by the Concession Agreement and acceptable to the Government or upon notification from the Government that it does not approve the transfer of the GHP Interest. The Parties acknowledge that it is intended the GHP Guarantee replace forty percent (40%) of A1liance's outstanding U .S. $6,000,000 letter of guaranteed in favour of the Government (the" AlIiance Guarantee") such that thc Alliance Guarantee will be rcduced to U.S. $4,600.000, as may be approved by the Government. Any amounts paid by GHP Egypt to Bennett Jones Verchere, in trust, shall be paid in accordance with the provisions of the letter agreement attached hereto as Schedule 2.1. Upon acceptance of the GHP Guarantee by thc Government or upon notification from the Government that it does not approve the transfer of the GHP Interest, Alliance and GHP shall provide Bcnnett Jones Vcrchere written notice thereof.

(f) If the Government notifies Alliance that it does not approve the transfer of the GHP Interest, GHP Egypt shall be responsible and liable for forty percent (40%) of the Alliance Guarantee and shall, upon receipt by GHP Egypt of the Escrowed Monies, pay to Alliance by way of bank draft or wire transfer, forty percent (40%) of the amount required to be on deposit in support of the Alliance Guarantee or such other security as is reasonably acceptable to Alliance (such as a letter of credit in favour of Alliance). Alliance shall reimburse GHP Egypt such amount deposited by GHP to support the Alliance Guarantee or release such other security us may be posted upon release of the Alliance Guarantee by the Government.

(g) As soon as practical after receipt of any necessary Government approvals of the transfer of the GHP Interest, GHP or GHP Egypt shall post thc GHP Guarantee with the Government. Until the GHP Guarantee has been accepted by the Government or until GHP Egypt is required to deposit funds or post security with A1liance as provided in Article 2.1 (f) above, in addition to thc other payments contemplated in paragraph 2.1, GHP Egypt shall pay to Alliance in posting the Alliance Guarantee.

2.2 On the Closing Date, Alliance shall transfer the GHP Interest to GHP Egypt by way of assignment substantially similar to the form of assignment attached hereto as Exhibit " A" and made a part hereof (the "Assignment"). Alliance and GHP Egypt shall execute the Assignment and Alliance shall deliver the Assignment to GHP Egypt. The transfer of thc GHP Interest to GHP Egypt and the Assignment is subject to the approval of the Government which the Parties agree to use all reasonable efforts to obtain as soon as practical after the Closing Date.


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ARTICLE III  PARTICIPATING I NTERESTS

3.1
(a) Subject to the terms and conditions set forth in Article II and subparagraph 3.1(c) below, all the rights and interests of the Parties in the Concession and under the Concession Agreement and this Agreement shall be owned by the Parties, as among themselves, in accordance with the following participating interests:

Alliance 75%
GHP Egypt 25%

(the "Participating Interests").

(b ) Subject to the terms and conditions set forth in Article II, the obligations of the Parties under the Concession Agreement and this Agreement and all liabilities, costs and expenses incurred by Operator in connection with activities conducted in the Concession Area. shall be shared by the Parties, as among themselves, in accordance with their respective
Participating Interests.

(c) Notwithstanding the Parties' Participating Interests, GHP Egypt and Alliance agree that forty percent (40%) of the Hydrocarbons a1located to thc Contractor for recovery of costs provided for in Article VII of the Concession Agreement shall be received by GHP Egypt until such time as the value of such forty percent (40%) of such Hydrocarbons (as determined by the proceeds received or due to GHP Egypt from the sale of such Hydrocarbons) equals the aggregate of all costs incurred by GHP Egypt pursuant to Subparagraph 2.1 (c) hereof that are eligible for cost recovery in accordance with the Concession Agreement. Thereafter, such Hydrocarbons shall bc shared in proportion to the Parties' Participating Interests.

3.2 Upon execution and delivery of this Agreement, AlIiance, GHP and GHP Egypt shall use all reasonable efforts to have the GHP Interest formally recognized by the Government by way of execution of a deed of assignment or in such other manner as the Government shall require. Until formal recognition of the GHP Interest by the Government is achieved, Alliance agrees that it holds the GHP Interest in trust for the benefit of, and on behalf of, GHP Egypt.

3.3 If GHP Egypt fails to completely meet any of its earning obligations set forth in Article II, thirty (30) days after receipt of written notification from Alliance of any such failure, the GHP Interest shall be automatica1ly forfeited and revert back to Alliance, unless GHP Egypt has remedied such failure within such thirty (30) day period. Any such forfeiture and reversion is a genuine pre-estimate of liquidated damages and not a penalty, and shall be without compensation or reimbursement for any amount paid to the date of such failure and this Agreement shall be terminated from and as of such date.


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ARTICLE IV BUDGET

4.1 As soon as practical after the Closing Date, Alliance and GHP Egypt shall agree on an estimate for the Initial Exploration Work Budget. Any such estimate shall not reduce the earning obligations of GHP Egypt set forth in
Article II. Subject to the terms and conditions of the Concession Agreement and the Operating Agreement, the Parties shall mutually agree to an annual budget of costs and expenses for each year of the Initial Exploration Period, which annual budgets shall implement thc agreed estimated Initial Exploration Work Budget.

ARTICLE V OPERATING AGREEMENT AND OPERATOR

5.1 The Parties shall use all reasonable efforts to execute and deliver the Operating Agreement within thirty (30) days of the Closing Date and the Operating Agreement shall be effective as of and from the Closing Date. Notwithstanding the participating interests of Alliance and GHP Egypt in the Operating Agreement, the costs and expenses of the Initial Exploration Work Budget shall be paid in accordance with Section 2.l(c) and (d).

5.2 The Parties agree that the Operator shall be Alliance. The Operator shall conduct all operations in accordance with the provisions of the Concession Agreement, the Operating Agreement and the directions and instructions of the Operating Committee created under the Operating Agreement.

5.3 The Operating Agreement shall govern the operations on the Concession including, but not limited to, the design and implementation of any seismic and drilling programs. Under the Operating Agreement, there shall be created an Operating Company which shall provide overall supervision and direction of all operations and which shall, without limitation, have the right to approve all key agreements with consultants and contractors in connection with the Concession.. GHP Egypt shall be entitled to have one of its technical personnel work with the personnel of Alliance in the formulation of the seismic and drilling programs.

5.4 Article IV(c) of the Concession Agreement provides for a joint committee to be established by EGPC and the Contractor, referred to as the "Exploration Advisory Committee". The Exploration Advisory Committee consists of six members, three of whom shall be appointed by EGPC and three of whom shall be appointed by Contractor. Alliance shall provide for one of its three members to be a representative of GHP Egypt, subject to approval by EGPC. Alliance shall consult with GHP Egypt and consider GHP Egypt's input, regarding all meetings and negotiations with the Egyptian Government and shall keep GHP Egypt informed of all matters relative thereto, including but not limited to budgets and work programs.

ARTICLE VI RELATIONSHIP OF THE PARTIES

6.1 The rights, duties, obligations and liabilities of the Parties under this Agreement shall he individual, not joint or collective. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other party for any purpose whatsoever except as explicitly set forth in this Agreement, the Concession Agreement, or the Operating Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries of each other except as expressly provided in this Agreement.


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ARTICLE VII REPRESENTATIONS AND WARRANTIES

7.1 Alliance, GHP and GHP Egypt each represent and warrant to each other, as to itself only, that:

(a) it is a corporation duly incorporated and validly subsisting under the laws of the jurisdiction of its incorporation;

(b) it has all requisite corporate capacity and authority to enter into this Agreement and to perform its obligations in accordance with the terns of this Agreement;

(c) this Agreement is a valid and binding agreement enforceable against such party in accordance with thc terms of this Agreement, subject to bankruptcy , insolvency, reorganization, arrangement. moratorium or other similar laws relating to or affecting the rights of creditors and subject to general principles of equity;

(d) it is not the subject of an order for liquidation or winding up, nor has it entered into a scheme or arrangement with its creditors or any class of them, nor has any official manager, receiver and/or trustee been appointed in respect of it or its property or assets; and

(e) it has duly executed and delivered this Agreement.

7.2 Alliance represents and warrants to GHP and GHP Egypt that:

(a) there have been no actions taken in relation to the Concession, by or on behalf of Alliance, that would cause GHP, GHP Egypt or Alliance to be in violation of the FOREIGN CORRUPT PRACTICES ACT of the United States of America;

(b) it is qualified to carry on business in The Arab Republic of Egypt;

(c) the Concession Agreement is in full force and effect and has been ratified by the Government as being in full force and effect, and, to the best of its knowledge after due inquiry , it has not received any notice of c1aim by the Government that it will or may terminate the Concession Agreement and subject to receiving consent from the Government for the transfer of the GHP Interest, it has no knowledge, information or belief of any cause for such termination;

(d) Alliance owns a 100% working interest in the Concession Agreement and has been formally recognized by the Government as owning a 100% working interest in the Concession Agreement;

(e) there has been material compliance with the Concession Agreement and all applicable laws and all taxes, rentals, charges and other payments required in connection with thc Concession Agreement and any applicable laws have been fully paid;

(f) to the best of its knowledge, other than the obligation to complete the Initial Exploration Work Program, there are no outstanding obligations under the Concession Agreement;


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(g) there are no mortgages, charges, liens, encumbrances or adverse interests of any nature whatsoever against or relating to the Concession Agreement or the GHP Interest created by, through or under Alliance other than those contained in the Concession Agreement;

(h) to the best of its knowledge after due inquiry, Alliance has not received notice of any pending or threatened litigation, arbitration or other claim related to the Concession Agreement or the Concession Area;

(i) it is not aware of any facts which may give rise to any proceeding, and is not involved in or aware of any dispute with any person or entity , prejudicial to the exercise of any rights related to the GHP Interest; and

(j) the statements set forth in Schedule 7.2 are true and correct in all material respects.

7.3 GHP presents and warrants to Alliance that:

(a) the rights, privileges, restrictions and conditions attaching to the Common Shares are as set out in Schedule "7.3" attached hereto;

(b) the Common shares have been du1y authorized and are reserved for issuance and upon c1osing will be issued to Alliance as fully paid and non-assessable;

(c) the authorized capital of GHP as of the Closing Date will consist of an unlimited nunber of common shares of which 17,715,888 common shares are issued and outstanding as at the date hereof;

(d) subject to the by-laws and articles of GHP , the Common Shares at the Closing Date will be free of any liens, pledges, voting trusts, proxies, adverse claims or other encumbrances of any kind; and

(e) as at the data hereof, no person, firm or corporation has any agreement or option, or any right or privilege (whether pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, subscription or issuance of any shares in the capital of GHP or for any securities convertible or exchangeable for such shares, other than the 3.888 million special warrants (convertible into 3.888 million common shares and 1.944 million common share purchase warrants), 2.4 million share purchase warrants and 2.130 million options to purchase common shares outstanding as the date hereof;

(f) GHP is a reporting issuer under the SECURITIES ACT (Ontario) and to the knowledge of GHP is not in default of any requirement of securities or corporate laws, regulations, orders, notices and policies;

(g) no securities commission or similar regulatory authority has issued any order preventing or suspending trading in any securities of GHP;

(h) the issued and outstanding common shares in the capital of GHP are listed and posted for trading on the Canadian Dealing Network; and

(i) application has been made, and approval has been received from thc Ontario Securities Commission in of the completion of the transactions contemplated by this Agreement, a copy or which approval is attached hereto as part of Schedule 7.3.


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7.4 GHP and GHP Egypt each represent and warrant to A11iance that:

(a) it will use all reasonable efforts to qualify GHP Egypt to carry on business in The Arab Republic of Egypt within 90 days of the Closing Date; and

(b) it is experienced in the international oil and gas industry and it is aware of the inherent risks associated with international petroleum operations. It has made an independent investigation or the legal, tax, business and other risks and consequences of this transaction and the nature and extent, if any, of the petroleum, natural gas and other hydrocarbon reserves in the Concession Area.

7.5 The representations and warranties set forth in Article VII shall survive the completion of the sale and purchase herein provided for and shall continue in full force and effect for the benefit of each Party for a period of 12 month from the date hereof.

7.6 Alliance makes no representation or warranty except as and to the extent set forth in Sections 7.1 and 7.2. Except as set forth in this Agreement, Alliance disclaims and shall not be liable for any covenant, representation or warranty (whether in contract or in tort) which may have been made in any document or instrument relative hereto, or in any statement or information made or communicated to GHP and GHP Egypt in any manner including, without limitation any opinion, information or advice which may have been provided to GHP and GHP Egypt. GHP and GHP Egypt confirm that they have only relied upon the representations and warranties contained in Sections 7.1 and 7.2 and not on any covenants, representations or warranties outside this Agreement. GHP and GHP Egypt acknowledge and confirm that they have performed their own due diligence and, except for such reliance, have relied, and will continue to rely, upon their own engineering, other evaluations and projections the same relate to the GIIP Interest and on their own inspections of all other physical property and assets which comprise the GHP Interest.

ARTICLE VIII  TERM AND TERMINATION

8.1 This Agreement shall commence and have effect as of the Closing Date and shall continue in effect until the earlier of:

(i)   the Concession Agreement is terminated; or
(i)   this Agreement is terminated pursuant to paragraph 3.3; or
(ii)  others as agreed by the Parties.

ARTICLE IX OPERATIONS INDEMNITY

9.1 Alliance shall defend, indemnify and hold GHP Egypt, its directors, officers, employees, agents and representatives harmless from and against any and all claims, demands, causes of action, judgments and liabilities of every kind and character arising out of or in connection with any operations or activities conducted by Alliance pursuant or in relation to the Concession Agreement prior to January 20, 1998.


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ARTICLE X DATA

10.1 Within thirty (30) days after thc Closing Date and subject to any consents required from the Government, Alliance shall provide GHP Egypt with one copy of all geophysical, geological and other data corresponding to the Concession Agreement and the Concession Area. GHP Egypt shall bear the cost of any reproduction necessary for providing data to GHP Egypt. Alliance shall provide GHP Egypt with an invoice for such reproduction costs and GHP Egypt shall pay undisputed amounts on such invoice within thirty (30) days of receipt. GHP Egypt sha11 keep all such data confidential in accordance with
Article XIV.

ARTICLE XI DISPUTE RESOLUTION

11.1 Any disputes arising under this Agreement shall be resolved by arbitration in the London Court of International Arbitration, by three arbitrators, under the Rules of the London Court of International Arbitration.

ARTICLE XII NOTICES

12.1 All notices, requests, demands, and other communication hereunder shall be in writing and shall be furnished to the Parties at the addresses listed below. Notices shall be deemed to have been given if delivered personally, transmit1cd by telecopy or sent by courier service. Any such communication shall be deemed to be received when delivered personally (including by courier service) or sent by telecopier upon receipt or confirmation of successful telecopy transmission.

(a)  to Alliance:

     c/o Alliance International Petroleum Inc.
     Churchill House
     #9 West Hill Street
     Nassau, Bahamas

     Fax No.: (242) 356-0507

(b)  to GHP Egypt:

     1900 West Loop South Suite 900
     Houston, Texas 77027 U.S.A.

     Fax No.: (713) 626-9374

(c)  to GHP:

     1900 West Loop South
     Suite 900
     Houston, Texas 77027 U.S.A.

     Fax No.: (713) 626-9374


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ARTICLE XIII FURTHER DOCUMENTATION

13.1 This Agreement and the Operating Agreement supersede all prior agreements, understandings and commitments, whether oral or writing, between the Parties concerning the subject matter and in particular, the Memorandum of Understanding between the Parties dated January 20, 1998. The terms of this Agreement and the Operating Agreement express and constitute the entire agreement between the Parties and no implied covenant, representation, warranty or liability of any kind is created or shall be created by reason of these presents or anything herein contained. In the event of any conflict between the provisions of this Agreement and the Concession Agreement the provisions of the latter shall prevail.

ARTICLE XIV CONFIDENTIALITY

14.1
(a) Subject to the provisions of the Concession Agreement, thc Parties agree that all information and data acquired or obtained by any Party in respect of the Concession or the rights and obligations granted under the Concession Agreement shall be considered confidential and shall be kept confidential and not be disclosed during the term of this Agreement to any person or entity not a Party except:

(i) to an Affiliate, provided such Affiliate maintains confidentiality as provided in this Article XIV;

(ii) to a governmental agency or other entity when required by the Concession Agreement;

(iii) to the extent such data and information is required to be furnished in compliance with any applicable laws or regulations, or pursuant to any legal proceedings or because of any order of any court binding upon a Party;

(iii) to prospective or actual contractors, consultants and attorneys employed by the Operator or any Party where disclosure of such data or information is essential to such contractor's, consultant's or attorney's work;

(iv) to a bona fide prospective transferee of a Party's Participating Interest (including an entity with whom a Party or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation or the sale of a majority of its or an Affiliate's shares);

(v) to a bank or other financial institution to the extent appropriate to a Party arranging for funding;

(vii) to the extent such data and information must be disclosed pursuant to any rules or requirements of any government or stock exchange having jurisdiction over such Party, or its Affiliates;

(vi) any data or information which, through no fault of a Party, becomes a part of the public domain; or

(ix)      to a broker providing insurance.


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(b) Disclosure as pursuant to Section 14(a)(iv), (v), (vi) (ix) shall not be made unless prior to such disclosure the disclosing Party or the Operator, as thc case may be, has obtained a written undertaking from the recipient party to keep the data and information strictly confidential for at least three (3) years and not to use or disclose the data and information except for the express purpose for which disclosure is to be made.

14.2 Any Party ceasing to own a Participating Interest during the term of this Agreement shall nonetheless remain bound by the obligations of confidentiality in this Article XIV and any disputes shall be resolved in accordance with Article XI.

ARTICLE XV ASSIGNMENT OF PARTICIPATING INTERESTS

15.1 No Party may assign all or an undivided portion of its Participating Interest or any of such Party's rights or obligations hereunder unless it has obtained the prior written consent of the other Parties, such consent not to be unreasonably withheld.

15.2 GHP and GHP Egypt acknowledge and consent to Alliance being in discussions with third parties to find additional participants to farmin and contribute to the Initial Exploration Work Program. GHP Egypt consents to any assignment or disposition resulting therefrom on the condition that the terms and conditions of Article XII of the Operating Agreement arc complied with.

ARTICLE XVI MISCELLANEOUS

16.1 This Agreement shall enure to the benefit of and shall be binding upon the Parties hereto and their respective successors and assigns as permitted.

16.2 Time shall be the essence of this Agreement.

16.3 Each Party shall prepare and submit any and all filing in relation to this Agreement required or such Party by any government agency having jurisdiction. Each party shall in a timely fashion provide the other with copies of all such filings by the Party .

16.4 Thc Parties shall execute, acknowledge and deliver such other instruments or documents and shall take such other actions as may be necessary to carry out their respective obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

16.5 No amendment to this Agreement shall be valid unless it is in writing, signed by all Parties.

16.6 If any provision of this Agreement, or the application thereof to any particular circumstance, is held or deemed invalid, thc remaining provisions or this Agreement and the application of thc provisions to circumstance other than those as to which it has been held or deemed to bc inva1id, shall not be affected by the invalidity.


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16.7 The failure of a Party to insist upon strict performance of a provision of this Agreement, irrespective of the length of time for which the failure continues, shall not constitute a waiver of that Party's right to demand strict compliance thereafter. No consent or waiver, express or implied, to or of any breach or default in the performance of any provision of this Agreement shall constitute a consent to or waiver of any other breach or default, whether of a like or different character.

16.8 Headings are used for reference purposes only and do not constitute a part of this Agreement, nor are they interpretive thereof. In the event of any conflict between the provisions of this Agreement and a Schedule to this Agreement, the provisions of this Agreement shall prevail.

16.9 This Agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument which shall be sufficiently evidenced by any such original counterpart. The parties shall be entitled to rely upon delivery of an executed facsimile copy of this Agreement and such facsimile copy shall be legally effective to create a valid and binding agreement among the Parties.

16.10 GHP unconditionally and irrevocably guarantees, for the benefit of Alliance only, the punctual and complete performance by GHP Egypt of all of the obligations of GHP Egypt stated in this Agreement and agrees to be liable to Alliance in respect of such obligations to the same extent as if they were obligations of GHP to Alliance.

16.11 There shall be no third party beneficiaries of this Agreement.

ARTICLE XVII GOVERNING LAW

17.1 This Agreement shall in all respects be subject to and be interpreted, construed and enforced in accordance with the laws of England, without regard to conflicts of law rules.

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

GHP EXPLORATION (EGYPT) LTD.                     ALLIANCE EGYPTIAN NATIONAL
                                                 EXPLORATION COMPANY
Per:                                             Per:
     ----------------------------                    ---------------------------
Per:                                             Per:
     ----------------------------                    ---------------------------


                                                 GHP EXPLORATION CORPORATION

                                                 Per:
                                                     ---------------------------
                                                 Per:
                                                     ---------------------------

Central Sinai Participation Agreement